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                                                                    EXHIBIT 99.1


                  EPIMMUNE PROVIDES HIV VACCINE PROGRAM UPDATE

SAN DIEGO, CA, SEPTEMBER 7, 2001 - Epimmune Inc. (Nasdaq: EPMN), presenting at the AIDS Vaccine 2001 Conference in Philadelphia today, provided additional information on its HIV vaccine program including its initial vaccine candidate and clinical trial plans.

Epimmune anticipates that it will file an Investigational New Drug (IND) application for its initial vaccine candidate, a therapeutic HIV vaccine, in the first quarter of 2002. Clinical trials could begin approximately one month later, pending FDA review. The Company stated that a pre-IND meeting was previously held in August 2001 with FDA staff and representatives of the National Institutes of Health (NIH), Division of AIDS, a program sponsor.

The initial clinical trials, which are supported by an NIH grant, will be conducted at the University of Colorado Health Services Center under the direction of Constance Benson, M.D. and Cara Wilson, M.D., and will involve approximately 40 infected individuals on HAART therapy. Primary endpoints of the initial Phase I/II trial will be safety and immunogenicity with results expected approximately nine months after trial initiation.

Epimmune's initial HIV vaccine candidate is composed of specific cytotoxic T-cell (CTL) epitopes, or protein fragments, which were selected from conserved regions of the HIV virus using Epimmune proprietary processes. This is expected to make it harder for the virus to develop mutation variants that can escape the vaccine-induced immune response. The vaccine candidate will be delivered as DNA in combination with PVP, a polymer delivery technology that has been shown to increase the potency of DNA vaccines in animal studies. In addition, the vaccine candidate will include Epimmune's PADRE universal helper T-cell epitope which is designed to enhance the magnitude and duration of the CTL response.

ABOUT EPIMMUNE

Epimmune Inc. is a leader in using gene maps of cancer-associated proteins and infectious agents to design vaccines that induce cellular immunity. The Company's technology platform is based on its pioneering work in deciphering the genetic code which regulates T-cell activation and in identifying antigen fragments known as epitopes which can activate highly targeted T-cell responses to tumors, viruses, bacteria and parasites. This new field of pharmacology opens two new areas of pharmaceutical development: protective vaccines that activate T-cell protection against infections, such as HIV and hepatitis C, and therapeutic vaccines designed to stimulate antigen-specific T-cell responses to infections, such as HIV, hepatitis C and hepatitis B, and tumors such as breast, colon, lung and prostate. For more information on Epimmune, visit www.epimmune.com.

This press release includes forward-looking statements that reflect management's current views of future events including the expectation of the timing for commencement of clinical trials and receipt of results from the trials. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risk that the Company will not file the IND application for its initial vaccine candidate, a therapeutic HIV


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vaccine, in the first quarter of 2002, that clinical trials may not begin one month later, the risks associated with the Company's ability to develop vaccines using epitopes, the ability of epitope-based vaccines to control infectious diseases and cancer, the safety and efficacy of epitope-based vaccines in humans, the Company's ability to enter into and maintain new collaborations, the efforts of the Company's collaborators and licensees to develop and commercialize products using the Company's technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting human clinical trials, the regulatory review and approval process, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's 2000 Form 10-K, the most recent 10-Qs and other periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update this press release except as required under applicable law.